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                                  EXHIBIT 99.3


                NEVADA MANHATTAN MINING ANNOUNCES 100% OWNERSHIP
                          OF ITS BRAZILIAN SUBSIDIARY

Calabasas, Calif --(Business Wire)--January 12, 1997--Nevada Manhattan Mining Inc. (OTC/BB:NVMH) today announced that it has concluded an agreement to increase its equity ownership in its Equatorial Resources (Brasil) Ltda. ("Equatorial") subsidiary from 80% to 100%. The Company has renegotiated its agreement with Ignatius Theodorou, formerly the 20% minority shareholder in Equatorial who was responsible for the introduction of Nevada Manhattan to the Brazilian timber project. The Company will pay Mr. Theodorou one million shares of its restricted common stock over a three year period to consolidate its 100% equity stake in Equatorial. Under the new agreement, Nevada Manhattan will no longer be required to pay Mr. Theodorou a total of $3 million for its equity interest in Equatorial.

The Equatorial Resources subsidiary was formed by Nevada Manhattan in 1997 to develop and produce tropical timber from Brazil. Production commenced in 1997. During the development period, Nevada Manhattan, through its Equatorial Resources subsidiary, expanded its milling capacity to accommodate upwards of 10,000 cubic meters per month of raw tropical hardwood, making it one of the region's largest facilities of its kind. As well, the Company has begun the development and implementation of its Eco-Efficiency model for sustainable forestry under the direction of Eco-Rating International of Zurich, Switzerland.

Christopher Michaels, Chairman, commented, "We are pleased that Mr. Theodorou has opted for an equity stake in Nevada Manhattan. This makes our goals common in the building of both Equatorial and the parent, Nevada Manhattan. With the increased timber production anticipated for 1998, along with a sensitivity to the environment, we look forward to 1998 with great anticipation and hope the model we are building will serve to help all others in the same field."

In addition to its hardwood timber operations, Nevada Manhattan Mining also has gold and coal concessions in Asia, as well as gold interests in Nevada.

Matters discussed in this release include forward-looking statements that involve risks and uncertainties, and actual results may be materially different. Factors that could cause actual results to differ include risk factors listed in the company's reports to the Securities and Exchange Commission including its Form 10 and Form 10-QSB on file with the SEC.

For more information on Nevada Manhattan Mining or this release, contact Yvonne Cambere at 818-591-4400 or e-mail at administration@nevadamanhattan.com.